Exhibit 10.23

Letter of Undertaking

November 2006

Newegg Inc.

Tekhill Information Technologies (Shanghai) Inc.

Attn: Mr. Fred Faching Chang

16839 East Gale Avenue

City of Industry, CA 91745

Telephone: 626-271-9700

Facsimile: 626-271-9464

Mr. Chang:

Whereas:

1.	and (each a “Promiser,” and collectively, the “Promisers”) respectively hold 51% and 49% of the equity interest in Shanghai Newegg E-Business Co., Ltd. (the “Domestic Co”), a limited liability company organized under the laws of the People’s Republic of China (“PRC”).

2.	The Promisors are each PRC citizens, with identification cards and permanent PRC residence information as set forth on Exhibit A attached hereto.

3.	All of the equity interests of the Domestic Co, as may be increased from time to time, is owned entirely by the Promisers (the “Equity Interest”).

4.	Tekhill Information Technologies (Shanghai) Inc. (“Tekhill”), a wholly foreign-owned enterprise organized under the laws of the PRC, and the Domestic Co are executing an exclusive technical service agreement (the “Commercial Agreement”), each on even date hereof, pursuant to which Tekhill will provide certain technical services to the Domestic Co.

5.	In connection with the establishment and funding of the Domestic Co, the Pledgors have incurred or may incur certain indebtedness to Newegg Inc., a Delaware corporation (“Newegg Inc.”), or its subsidiaries or affiliates (the “Indebtedness”).

6.	The Promisers and Tekhill are executing a proxy agreement (the “Proxy Agreement”) on even date hereof, pursuant to which the Promisers agree to authorize an “Authorized Party” (as defined in the Proxy Agreement and also party thereto) to exercise for and on behalf of the Promisers all the voting rights represented by the Equity Interest.

7.	The Promisers, Newegg Inc. and Tekhill (Newegg Inc. and Tekhill each individually, and collectively, “Newegg”) are executing a Call Option Agreement (the “Option Agreement”) on even date hereof, pursuant to which the Promisers will irrevocably grant Newegg a call option to request that the Promisers transfer (subject to applicable PRC laws) any part or all of the Equity Interest exclusively to Newegg and/or its designee(s).

8.	The Promisers and Tekhill are executing an equity pledge agreement (the “Equity Pledge Agreement”) on even date hereof, pursuant to which the Promisers will pledge the Equity Interest to Tekhill so as to ensure the performance of the obligations of the Promisers under this Agreement and certain other agreements referenced in the Equity Pledge Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, the Promisers hereby jointly and severally undertake, in their capacity as the shareholders of the Domestic Co, to Newegg (Newegg and the Promisers are each hereinafter individually referred to as a “Party” and collectively the “Parties”) as follows:

Article 1. Operation and Management of the Domestic Co

Section 1.01 Each Promiser hereby undertakes and warrants to Newegg that:

(a)	it will cause the Domestic Co not to take any action prohibited or restricted under its articles of association;

(b)	it will cause, with the assistance of reasonably reputable professional firm(s) in the PRC and at the expense of Newegg, the Domestic Co to maintain all approvals, permits and all the other certificates obtained thereby from the government from time to time; and

(c)	it will vote at every shareholders’ meeting of the Domestic Co, and at every adjournment or postponement thereof, and every action or approval by written consent of shareholders of the Domestic Co, in accordance with the instructions of Newegg or provide Newegg with a duly and validly executed proxy to vote at such meeting or on such written consent on behalf of such Promiser, all as set forth in the Proxy Agreement.

Section 1.02 Each Promiser hereby undertakes and warrants that it will not, without the prior written consent of Newegg, allow any party to provide any security in whatever form to any creditor of the Domestic Co for any debt or liability borne by the Domestic Co.

Section 1.03 Each Promiser hereby undertakes and warrants that it will not, without Newegg’s prior written consent, take or permit to be taken any of the following actions with respect to the Domestic Co:

(a)	decide on any operational, policies and investment plans;

(b)	elect and replace any director and to decide on the remuneration thereof;

(c)	elect and replace any supervisor and to decide on the remuneration thereof;

(d)	review and approve any report prepared by the board of directors;

(e)	review and approve any report prepared by the board of supervisors;

(f)	review and approve any annual financial budgets and final accounts;

(g)	review and approve any profit distribution plans and loss make-up plans;

(h)	resolve on any increase or decrease of registered capital;

(i)	resolve on any issuance of corporate bonds;

(j)	resolve on any transfer of the Equity Interest;

(k)	resolve on any merger, division, change of form, termination and liquidation;

(1)	resolve on any change of business scope;

(m)	amend the articles of association;

(n)	decide on any change regarding the content or nature of business operation;

(o)	decide on any dividend and other distribution policies;

(p)	decide on any loan borrowed from or any liability assumed against any third party;

(q)	decide on any sale or license of any asset or right to any third party, including but not limited to, intellectual property rights;

(r)	use any existing or future intellectual property, including but not limited to trademarks, for any activities other than for the operation of the Domestic Co business as currently conducted without Newegg’s prior written consent;

(s)	decide on any creation of any security interest on any company asset (either tangible or intangible), regardless of the purpose of such security;

(t)	decide on any assignment to any third party of any agreement or contract;

(u)	decide on any loan or the extension of any loan to any party; and

(v)	decide on any other issue which may substantially affect any right, obligation, asset or business operation.

Article 2. Performance of Agreements

Section 2.01 The Promisers hereby undertake that they will execute and perform all agreements between them or any of them and Newegg strictly according to the terms and conditions thereof, including without limitation:

(a)	the Proxy Agreement;

(b)	the Option Agreement;

(c)	the Equity Pledge Agreement; and

(d)	any agreements entered into in connection with the Indebtedness.

Section 2.02 Each Promiser hereby undertakes that it will exert its best efforts, as a shareholder of the Domestic Co, to cause the Domestic Co to execute and perform the Commercial Agreement between the Domestic Co and Newegg strictly according to the terms and conditions thereof.

Article 3. Qualifications and Capacity

Section 3.01 Each Promiser hereby undertakes and warrants that, as of the date of this Letter:

(a)	it has the full capacity and authority to issue this Letter;

(b)	to the knowledge of each Promiser, neither its execution of this Letter nor its performance of its obligations hereunder will constitute a breach or violation of any provision of any law, regulation or contract by which it is bound or will require any government approval or authorization; and

(c)	it has disclosed or executed, or will disclose or execute, all and any documents required to effect its performance of this Letter and the obligations hereunder.

Section 3.02 Each Promiser hereby acknowledges that its execution of this Letter is fully based on its own will, and that it has agreed to perform all of its undertakings contained herein fully and solely based on its own will without being coerced in any way or imposed upon any improper pressure. Each Promiser further acknowledges that:

(a)	it has carefully read the content of this Letter in its entirety;

(b)	it completely understands all the provisions of this Letter and the consequences thereof, and it has been informed that it has the right to seek legal advice with respect to the content hereof; and

(c)	it is fully aware of the legal effect and binding force of this Letter upon the effectiveness hereof.

Section 3.03 The obligations and liabilities of the Promisers set forth hereunder are several and not joint.

Article 4. Other Undertakings

Section 4.01 The Parties hereby further undertake to keep the content of this Letter in strict confidence and not to disclose to any third party without the prior written consent of the other Party/Parties, other than seeking its legal, financial or tax advisors.

Section 4.02 The Promisers hereby acknowledge that Newegg may, at any time it deems necessary, assign its rights hereunder to any third party without needing to obtain the consent of the Promisers thereon and will only need to give a written notice to the Promisers for such assignment. The Promisers shall have the right to assign this Letter only with the prior written consent of Newegg.

Section 4.03 The Promisers hereby undertake that they will sign all necessary documents and take all necessary actions within their capacity required to keep the provisions hereof in full force and fully performed.

Section 4.04 Should any of the Promisers breach any provision of this Letter, such breach shall not affect the rights and obligations of other Promisers to this Letter and any other relevant agreements as well as the performance and the enforcement of this Letter and such other agreements.

Section 4.05 This Letter shall inure to and be binding upon the Promisers and their respective successors and assigns.

Section 4.06 This Letter has been signed by the Promisers, and shall come into full force and effect, on the date first above written. This Letter shall remain effective until and unless all the Equity Interest has been transferred to Newegg and/or its designee(s).

Section 4.07 This Letter has been negotiated and drafted in the English language. If reference to a foreign language translation is required, any ambiguity in the text of the foreign language translation or any disagreement concerning the foreign language translation shall be resolved by reference to the English text.

Article 5. Governing Law; Arbitration

Section 5.01 This Letter shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed within California without regard to principles of conflicts of laws.

Section 5.02 Each of the Parties irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Letter, shall be settled by arbitration to be held in Los Angeles County, California, in accordance with the Commercial Arbitration Rules and Mediation Procedures (including Procedures for Large, Complex Commercial Disputes) then in effect of the American Arbitration Association, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of the State of California in any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

Section 5.03 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Letter were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Letter and to enforce specifically the terms and provisions hereof as permitted by Rule 43 of the Rules, this being in addition to any other remedy to which they are entitled at law or in equity.